LOCK-UP AGREEMENT

December 12, 2016

Goldman, Sachs & Co.,

200 West Street

New York, New York 10282

Re: Univar Inc. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Univar Inc., a Delaware corporation (the “Company”) and the Selling Shareholders named in Schedule I to such agreement providing for a public offering (the “Public Offering”) of common stock, $0.01 par value (the “Stock”) of the Company (the “Shares”), pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by you to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, without your prior written consent, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”) (other than the sale of any shares of Stock acquired after the Public Offering that is not required to be reported in any public report or filing with the SEC and regarding which the undersigned does not otherwise voluntarily effect any public filing or report). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Lock-Up Period will commence on the date hereof (the “Public Offering Date”) and continue for 60 days thereafter.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Undersigned’s Shares without your prior written consent:

(i) to the Underwriter pursuant to the Underwriting Agreement;

(ii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Stock involving a Change of Control (as defined below) of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is abandoned, the Undersigned’s Shares shall remain subject to the restrictions hereunder; or

(iii) as a bona fide gift or gifts; or

(iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(v) as a distribution to partners, members or stockholders of the undersigned; or

(vi) to the undersigned’s subsidiaries, affiliates or to any investment fund or other entity controlled or managed by, or under common control or management with, the undersigned; or

(vii) to the Company to satisfy tax withholding obligations in connection with the exercise of options to purchase Stock; or

(viii) as transfers of shares of Stock by the undersigned in connection with bona fide gifts of such shares of Stock to charitable organizations by certain partners and employees of the undersigned, its affiliates or any investment fund or other entity controlled or managed by, or under common control or management with, the undersigned;

provided, however, that (1) in the case of clauses (iii)-(vi) and (viii) above, you shall have received a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, prior to such transfer; (2) such transfers (other than those described above in (i), (ii) and (vii)) shall not involve a disposition for value; and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding a transfer made pursuant to clauses (i) to (viii) above. For purposes of clause (ii) above, “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of a majority of total voting power of the voting stock of the Company.

Nothing in this agreement shall prevent the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Stock, provided that such plan (1) does not provide for the transfer of Stock during the Lock-up Period, (2) is not required to be reported and is not voluntarily reported in any public report or filing with the SEC during the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that you and the Company are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Lock-Up Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the termination of the Underwriting Agreement before the sale of any Shares to you or (2) December 24, 2016, in the event that the Underwriting Agreement has not been executed by that date.

Very truly yours,

CD&R Univar Holdings, L.P.
Exact Name of Shareholder

/s/ Theresa A. Gore
Authorized Signature

Authorized Signatory
Title

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